UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under

The Securities Act of 1933

CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240

Lewisville, TX 75067

(972) 943-6050

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CareView Communications, Inc. 2009 Stock Incentive Plan

CareView Communications, Inc. 2015 Stock Incentive Plan

CareView Communications, Inc. 2016 Stock Incentive Plan as Amended

CareView Communications, Inc. 2020 Stock Incentive Plan

(Full title of the plans)

Steven G. Johnson, Chief Executive Officer

CareView Communications, Inc.

405 State Highway 121, Suite B-240

Lewisville, TX 75067

(972) 943-6050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Carl A. Generes, Esq.

The Law Offices of Carl A. Generes

4358 Shady Bend Drive

Dallas, TX 75244-7447

(214) 352-8674

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share Common Stock, par value $0.001 per share	26,262,143 7,621,633	$0.17(2) $0.14(3)	$4,464,564 $1,067,029	$413.87 $98.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the CareView Communications, Inc. (i) 2009 Stock Incentive Plan (the "2009 Plan") (ii) the 2015 Stock Incentive Plan (the "2015 Plan"), the 2016 Stock Incentive Plan as amended (the "2016 Plan") and (iv) the 2020 Stock Incentive Plan (the "2020 Plan") by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock under the respective plans.

(2)

Determined on the basis of the weighted average of the exercise prices of outstanding grants under the 2009 Plan, the 2015 Plan, the 2016 Plan and the 2020 Plan on October 4, 2021, pursuant to Rule 457(h)(1) under the Securities Act.

(3)

Determined on the average of the high and low prices of the Company’s Common Stock reported on the OTC Bulletin Board on October 4, 2021 in accordance with Rule 457(c) under the Securities Act, solely for the purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the CareView Communications, Inc. 2009 Stock Incentive Plan (the "2009 Plan"), the CareView Communications, Inc. 2015 Stock Incentive Plan (the "2015 Plan"), the CareView Communications, Inc. 2016 Stock Incentive Plan, as amended (the "2016 Plan") and the CareView Communications, Inc. 2020 Stock Incentive Plan (the "2020 Plan") as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). These, and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION RQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, CareView Communications, Inc. is sometimes referred to as "Registrant," "we," "us," or "our."

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement the following documents previously filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act")):

●	Registrant's Registration Statement on Form 10, as amended (under Section 12(g) of the Exchange Act), filed with the SEC on December 7, 2010 (the "Form 10");
●	Registrant's Current Report on Form 8-K dated April 11, 2019 filed with the SEC on May 20, 2019, reporting an Amendment to the Registrant’s Bylaws;
●	Registrant's Current Report on Form 8-K dated June 26, 2019 filed with the SEC on June 27, 2019, reporting an Amendment to the Registrant’s Articles of Incorporation that increases the number of authorized shares of its common stock and preferred stock;
●	Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 24, 2021 and August 16, 2021, respectively;
●	Registrant's Annual Report on Form 10-K for the period ended December 31, 2020, filed with the SEC on April 8, 2021;

●   The description of the Registrant's common stock contained in the Form 10;

●   CareView Communications, Inc. 2009 Stock Incentive Plan filed as Exhibit 10.42 to the Form 10;

●	CareView Communications, Inc. 2015 Stock Incentive Plan filed as Exhibit 10.1 to the Form 8-K filed with the SEC on March 19, 2015;
●	CareView Communications, Inc. 2016 Stock Incentive Plan, as amended filed as Exhibit 10.1 to the Form 8-K filed with the SEC on January 9, 2017;
●	CareView Communications, Inc. 2020 Stock Incentive Plan filed as Exhibit 10.1 to the Form 10-Q filed with the SEC on November 23, 2020.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future statement, report or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes, such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a pat of this registration statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Nevada Corporation Law provides in relevant parts as follows:

    (1)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (2)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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    (3)  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (4)  The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

The Company's Articles of Incorporation and Bylaws provide that the Registrant may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that CareView will indemnify its officers and directors to the full extent permitted by the above-quoted statute.

Insofar as indemnification by CareView for liabilities arising under the Securities Act may be permitted to officers and directors of CareView pursuant to the foregoing provisions or otherwise, CareView is aware that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

On June 21, 2010, the Company entered into an Indemnification Agreement (the "Agreement") with each of its officers and directors (each known as the "Indemnitee"). In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a proceeding by reason of (or arising in part out of) an indemnifiable event, the Company shall indemnify Indemnitee from and against any and all expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted. The parties intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company's Articles of Incorporation, its Bylaws, vote of its stockholders or disinterested directors, or applicable law. The only limitation that shall exist upon the Company's obligations pursuant to the Agreement  shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined by a court of competent jurisdiction in a final judgment, not subject to appeal, to be unlawful.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

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Item 8.	Exhibits.

Exh. No.	Document
5.0	Opinion of The Law Offices of Carl A. Generes, P.C.*
10.0	CareView Communications, Inc. 2009 Stock Incentive Plan(1)
10.1	CareView Communications, Inc. 2015 Stock Incentive Plan(2)
10.2	CareView Communications, Inc. 2016 Stock Incentive Plan, as amended(3)
10.3	CareView Communications, Inc. 2020 Stock Incentive Plan(4)
23.0	Consent of Independent Registered Public Accounting Firm*
23.1	Consent of Carl A. Generes (included in Exhibit 5.0)*
24.1	Power of Attorney (included on the signature page to this registration statement)

____________________________

* Filed herewith.

(1)	Filed as an exhibit to our Form 10, as amended, filed with the SEC on December 7, 2010, which exhibit is incorporated herein by reference.
(2)	Filed as an exhibit to our Form 8-K, filed with the SEC on March 19, 2015, which exhibit is incorporated herein by reference.
(3)	Filed as an exhibit to our Form 8-K, filed with the SEC on January 9, 2017, which exhibit is incorporated herein by reference.
(4)	Filed as an exhibit to our Form 10-Q, filed with the SEC on November 23, 2020, which exhibit is incorporated herein by reference.

Item 9.	Undertakings.

(a)

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining the liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signature page follows)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on the 8th day of October, 2021.

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ Steven G. Johnson
Steven G. Johnson
Chief Executive Officer, President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Steven G. Johnson and Sandra K. McRee and each of them, with full power of substitution and resubstitution and full power to act without the other, as his lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents and any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Steven G. Johnson Steven G. Johnson	Chief Executive Officer, President, Secretary, Treasurer, Director	October 8, 2021

/s/ Jason T. Thompson Jason T. Thompson	Director, Principal Financial Officer, Chief Accounting Officer	October 8, 2021

/s/ Sandra K. McRee Sandra K. McRee	Chief Operating Officer	October 8, 2021

/s/ L. Allen Wheeler L. Allen Wheeler	Chairman of the Board	October 8, 2021

/s/ Jeffrey C. Lightcap Jeffrey C. Lightcap	Director	October 8, 2021

/s/ David R. White David R. White	Director	October 8, 2021

/s/ Steven B. Epstein Steven B. Epstein	Director	October 8, 2021

/s/ Dr. James R. Higgins Dr. James R. Higgins	Director	October 8, 2021

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